CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The  Board  of  Directors
Emeritus  Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-20805) on Form S-3
of Emeritus Corporation of our reports dated March 5, 2004, relating to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' deficit and comprehensive operation, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which reports appears in the December 31, 2003, annual report on Form 10-K of Emeritus Corporation.


/s/  KPMG  LLP


Seattle,  Washington
March  26,  2004